FIRST AMENDMENT, dated as of December  27, 1995 (the
                    "First Amendment"), among JOHNSON & JOHNSON , a New Jersey corporation ( "Parent "), JNJ MERGER CORP., a Florida corporation ("Sub"), and CORDIS CORPORATION, a Florida corporation (the "Company"), to the AGREEMENT AND PLAN OF MERGER dated as of November 12, 1995 (the "Merger Agreement"), among Parent, Sub and the Company.


               WHEREAS Parent, Sub and the Company each desire to amend the Merger Agreement.

               NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

               1. SECTION 7.01(e) of the Merger Agreement is hereby amended to read in its entirety as follows:

               "(e) by Parent at any time during the period from November 12, 1995 until 6:00p.m. (New York City time) on January 22, 1996 (or such earlier date or time elected by Parent pursuant to Section 4.02(e) or Section 4.02 (f)) (such period , The "Termination Period"), if Parent in its sole judgment determines, based on its due diligence review of the Company, that it is inadvisable to proceed with the Merger."

               2. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

               3. This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

               in WITNESS WHEREOF, Parent, Sub and the Company have caused this First Amendment to be signed by their.

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respective officers thereunto duly authorized as of the date first written above.

                                    JOHNSON & JOHNSON

                                    by
                                         /s/ J.T. Lenehan
                                         --------------------------------
                                         Name: J.T. Lenehan
                                         Title: Member Executive Committee

                                    JNJ MERGER CORP.,

                                    by
                                         /s/ J.S. Orban
                                         -------------------------------
                                         Name: J.S. Orban
                                         Title: President

                                    CORDIS CORPORATION,

                                    by
                                         /s/ Robert C. Strauss
                                         -------------------------------
                                         Name: Robert C. Strauss
                                         Title: Chairman, President and
                                                Chief Executive Officer